Exhibit 2.1

SHARE SUBSCRIPTION AGREEMENT

By and Among

I-AM CAPITAL ACQUISITION COMPANY

And

PROMOTERS

And

SMAAASH ENTERTAINMENT PRIVATE LIMITED

SHARE SUBSCRIPTION AGREEMENT

This share subscription agreement is executed on this 3rd day of May, 2018 at New Delhi:

By and Amongst

I-AM Capital Acquisition Company, a company incorporated in the United States of America and having its registered office at 1345 Avenue of the Americas, 11th Floor, New York, NY 10105 (hereinafter referred to as the “Investor”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the First Part;

And

The Persons listed in SCHEDULE 1 (hereinafter referred to collectively, as the “Promoters” and individually, as a “Promoter”, which expression shall, unless it be repugnant or contrary to the context thereof, mean and include each of their heirs, permitted assigns and successors-in-interest, as the case may be) of the Second Part;

And

Smaaash Entertainment Private Limited, a private limited company incorporated under the laws of India, having its office at 1st Floor, Ambience Mall, Plot no. 2, Phase II, Nelson Mandela Marg, Delhi-110070, India (hereinafter referred to as the “Company”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the Third Part.

The Company, the Investor and the Promoters shall hereinafter be individually referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS:

A.	The Company is engaged in the Business (defined below).

B.	As on the Effective Date (defined below), the shareholding pattern of the Company on a Fully Diluted Basis (defined below) is set out in Part A of SCHEDULE 4.

C.	The Company is in need of further capital to carry on its Business and for this purpose, has approached the Investor with a request to make an investment in the Company. Relying on the representations, warranties and covenants of the Company and the Promoters under this Agreement, the Investor has agreed to infuse capital in the Company by way of subscription to the Subscription Shares (defined below) on the terms and conditions recorded herein.

D.	Accordingly, the Parties have agreed to execute this Agreement in order to set out the terms and conditions of the investment of the Investment Amount (as defined below) by the Investor in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings respectively:

“Accounts” means the IFRS audited financials including balance sheet, income statement, statement of cash flows, for the last two financial years (that is, financial year ended March 31, 2017 and March 31, 2016) and financials for the period from April 1, 2017 to December 31, 2017, prepared by Prager Matis, a copy of each of which is annexed to this Agreement as SCHEDULE 8;

“Accounts Date” means December 31, 2017;

“Act” means the (Indian) Companies Act, 1956, as substituted by the provisions of the Companies Act, 2013 to the extent notified as having become effective and any amendment thereto and, wherever applicable, the rules framed thereunder and any subsequent amendment or re-enactment thereof for the time being in force;

“Action” means any claim, demand, dispute, litigation, petition, suit, investigation, inquiry, proceeding, mediation, arbitration, conciliation, enforcement proceeding, hearing, complaint, assessment, fine, penalty, judgment, order, injunction, decree or award (administrative or judicial (criminal or otherwise)) by or before any Governmental Authority, and shall without limitation include any insolvency proceedings;

“Affiliate” of a Person (the “Subject Person”) means, (a) in the case of any Subject Person other than a natural person, any other Person that, either directly or indirectly through one or more intermediate Persons and whether alone or in combination with one or more other Persons, Controls, is Controlled by or is under common Control with the Subject Person, and (b) in the case of any Subject Person that is a natural Person, (i) any other Person that, either directly or indirectly through one or more intermediate Persons and whether alone or in combination with one or more other Persons, is Controlled by the Subject Person, or (ii) any other Person who is a Relative of such Subject Person;

“Agreement” means this share subscription agreement and shall include any schedules, annexures, or exhibits that may be annexed to this agreement now or at a later date and any amendments made to this agreement by all the Parties in writing;

“Applicable Law” means any statute, law, regulation, ordinance, rule, judgment, notification, order, decree, bye-law, permits, licenses, approvals, consents, authorisations, government approvals, directives, guidelines, requirements or other governmental restrictions, or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, by any Governmental Authority, whether in effect as of the date of this Agreement or thereafter;

“Articles” means the articles of association of the Company as modified from time to time;

“Assets” means all assets, properties, rights and interests of every kind, nature, specie or description whatsoever including Intellectual Property, whether movable or immovable, tangible or intangible, owned, leased and/or used by the Company;

“Bank Account” means the bank account maintained by the Company, details of which are set out at SCHEDULE 7;

“Board” means the board of directors of the Company, as constituted from time to time;

“Business” means the business of the Company as described in SCHEDULE 2 to this Agreement;

“Business Plan” shall have the meaning ascribed to it in the Shareholders’ Agreement;

“CCPS” means the compulsorily convertible preference shares of face value of INR 10 (Rupees Ten only) having terms that are recorded in the Articles;

“Closing” shall mean the issuance and allotment of Subscription Shares to the Investor and completion of other actions mentioned in Clause 5.2;

“Closing Date” means the date on which Closing occurs;

“Consents” shall mean any and all authorisations, consents, licences, permits, permissions, ratifications, grant, certificate, no objection certificate, order, registrations, waivers, exemptions, privileges, acknowledgements, agreements, concessions, approvals from Shareholders pursuant to the Prior Agreements and the Articles, third Persons and Governmental Authorities;

“Contract” means any agreement, arrangement, contract, subcontract, understanding, instrument, note, warranty or insurance policy (whether or not the same is absolute, revocable, contingent, conditional, binding or otherwise and whether the same is written, in oral form or created by conduct);

“Control” (including the terms “Controlled” by or under common “Control” with), as used with respect to any Person means the direct or indirect beneficial ownership of or the right to vote in respect of, directly or indirectly, more than 50% (fifty percent) of the voting shares or securities of a Person and/or the power to control the majority of the composition of the board of directors of a Person and/or the power to create or direct the management or policies of a Person by contract or otherwise or any or all of the above;

“Director” means a director duly appointed on the Board from time to time;

“Disclosure Schedule” means the disclosures set out in SCHEDULE 6;

“Effective Date” means the date of this Agreement;

“Encumbrance” means (including, the terms “Encumber” and “Encumbered”) with respect to any Asset, any mortgage, lien, pledge, hypothecation, charge, option, claim, right of other Persons, security interest, equitable interest, beneficial interest, encumbrance, title retention agreement, voting trust agreement, commitment, restriction or limitation of any nature whatsoever, including restriction on voting, transfer, non-disposal undertaking, rights of pre-emption, or exercise of any other attribute of ownership or any other adverse claim of any kind in respect of such Asset;

“Equity Shares” means equity shares of the Company having face value of INR 10 (Rupee Ten only) each;

“FDI Policy” as on a particular date means the government policy and the regulations (including the applicable provisions of the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017) issued by the Government of India from time to time;

“Financial Year” means the financial year of the Company, which begins on April 1st of a calendar year and ends on March 31st of the next calendar year;

“Fully Diluted Basis” means the total of Securities (after giving effect to any anti-dilution/valuation protection provisions) on an “as if converted” basis;

“Fundamental Warranties” means the warranties set out in Paragraph 1 (other than Paragraph 1.6) of SCHEDULE 3 of this Agreement;

“Governmental Approval” means a permit, license, consent, approval, certificate, qualification, specification, registration or other authorisation including filing of a notification, report, assessment obtained or to be filed as the case may be as per the Applicable Laws in India or such other jurisdictions where the Company/ Subsidiaries have business and operations with any governmental, semi-governmental, administrative, fiscal or judicial body or entity in India or such other jurisdictions where the Company/ Subsidiaries have business and operations;

“Governmental Authority” shall mean any international, national or federal governmental authority, city, provisional or statutory authority, regulatory authority, government department, agency, commission, board, rule or regulation making entity/authority having or purporting to have jurisdiction over any Party, or other subdivision thereof or any municipality, district or other subdivision thereof to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or organisation have the force of any Applicable Law or any court or tribunal having jurisdiction;

“Indebtedness” means with respect to any Person, all indebtedness of such Person (whether present, future or contingent) and includes without limitation (a) all obligations of such Person for borrowed money or with respect to advances of any kind, whether or not evidenced by a Contract; (b) all obligations of such Person for the deferred purchase price of property, goods or services; (c) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property of such Person; (d) all guarantees by such Person; and (e) all liabilities or obligations of such Person to pay any sums or amounts whether under a Contract or otherwise;

“Intellectual Property” means and includes collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) rights in trademarks, trademark registrations, and applications therefor, trade names, service marks, service names, logos, or trade dress; (b) rights relating to the protection of confidential information; (c) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; and (d) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media;

“Investment Amount” means an amount of up to USD 49,000,000 (United States Dollars Forty Nine Million only) proposed to be invested by the Investor in the Company for the subscription of the Subscription Shares, in accordance with this Agreement;

“IFRS” means the international financial reporting standards;

“Key Employees” means Mr. Shripal Morakhia, chief executive officer, chief financial officer, chief operations officer, chief technical officer or any other ‘CXO’ level employees/department/designated business heads, any key managerial personnel or any other employee whose total annual remuneration is over INR 50,00,000 (Rupees Fifty Lakhs only) (inclusive of all perquisites, allowances and withholdings);

“Liabilities” means all existing Indebtedness and liabilities of any kind or nature whatsoever of the Company, whether actual or contingent, and whether or not of a nature required to be disclosed in the financial statements;

“Material Adverse Effect” means any change or occurrence, the consequence of which is, will, or is likely to materially and adversely affect: (a) the Assets, Business, Liabilities, financial condition, results or operations of the Company; or (b) the ability of the Company and/or the Promoters to perform their obligations under this Agreement or any other Transaction Documents or the Memorandum or the Articles; or (c) the validity or enforceability of this Agreement or of the rights or remedies of the Investor; or (d) the status and validity of any Intellectual Property or material Contracts or approvals required by the Company to carry on its Business; but shall not include any change or occurrence which is caused by: (i) changes in interest rates, exchange rates or securities or commodity prices or in economic, financial, market or political conditions generally; or (ii) changes or effects, including legal, tax or regulatory changes, that generally affect the industry in which the Company or the Business operates; or (iii) change or effect that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, armed hostilities or acts of terrorism, hurricanes, nuclear incidents, earthquake, flood, draught, fire, explosion, civil unrest, explosion, or any other natural disaster;

“Memorandum” means the memorandum of association of the Company, as amended from time to time;

“Permitted Encumbrances” means the Encumbrances created pursuant to the financing documents executed by the Company prior to the date of this Agreement and subsisting as on the Effective Date and the Closing Date, as set out in the colum ‘Details of Security Interest’ in the list attached as ANNEXURE A hereto;

“Person” means any natural person, limited or unlimited liability company, corporation, partnership (whether limited or unlimited), proprietorship, Hindu undivided family, trust, union, association, government or any agency or political subdivision thereof or any other entity that may be treated as a person under Applicable Law;

“Prior Agreements” means the agreements set out in ANNEXURE B hereto;

“Related Party/ies” means the Company, the Promoters and their respective Affiliates and associates, shareholders, directors and senior management personnel of the foregoing Persons and shall include the Persons considered to be related parties in accordance with the Act;

“Relative” shall have the same meaning as defined under the Act;

“Representations and Warranties” means the express representations and warranties made by each of the Promoters and the Company to the Investor pursuant to Clause 6 and SCHEDULE 3 to this Agreement;

“Restated Articles” means the restated draft of the Articles to be adopted as a Condition Precedent to Closing, including the terms of this Agreement and the Shareholders’ Agreement, in a form satisfactory to the Investor;

“Securities” means any and all classes and series of shares, Equity Shares, options, warrants, preference shares, convertible securities of all kinds, debentures or any other arrangement relating to the Company’s share capital;

“Shareholders” means the holders of Securities in the Company;

“Shareholders’ Agreement” means the agreement of even date executed between the Company, the Promoters, Investor and certain other Shareholders;

“Subscription Shares” means upto 7,66,41,157 (Seven Crores Sixty Six Lakhs Forty One Thousand One Hundred and Fifty Seven) Equity Shares proposed to be subscribed to by the Investor in terms of Clause  3.1 of this Agreement;

“Subsidiaries” shall have the meaning assigned to the term under the Act;

“Tax” or “Taxation” means all direct and indirect taxes, charges or levies recoverable or payable under or by reason of any Applicable Law for the time being in force, including stamp duty, tax on central, state or local income, tax on sales, value added, excise, customs, duties or other taxes, of any kind whatsoever, including any interest, penalties or additions to tax;

“Transaction Documents” means this Agreement, the Shareholders’ Agreement, the Restated Articles and any other contract/document required to be executed and/or delivered pursuant to this Agreement and in respect of the transactions contemplated in this Agreement and the Shareholders’ Agreement;

“Updated Disclosure Schedule” shall have the meaning ascribed to it in Clause 6.1.6.

1.2	Interpretation

(a)	Heading and bold typeface are only for convenience and shall be ignored for the purpose of interpretation.

(b)	Where any statement in this Agreement is qualified by the expression ‘knowledge’, ‘aware of’ or any similar expression, that statement shall, with respect to the Company and the Promoters, be deemed to include an additional statement that it has been made after due and careful enquiry by the Company or the Promoters.

(c)	Unless the context of this Agreement otherwise requires:

(i)	words of any gender are deemed to include the other gender;

(ii)	words using the singular or plural also include the plural or singular respectively;

(iii)	the terms “hereof”, “herein”, “hereby”, “hereto” and derivative or similar words refer to this entire Agreement or specified Clauses of this Agreement, as the case may be;

(iv)	the term “Clause” refers to the specified Clause of this Agreement and paragraph refers to the specified paragraph of the Schedules to this Agreement;

(v)	reference to any statute or statutory provision shall include (a) any subordinate legislation rules and regulation framed thereunder made from time to time; and (b) such statute or provision as may be amended, modified, repealed, re-enacted or consolidated;

(vi)	reference to the term ‘pro-rata’ means on the basis of the proportionate shareholding of a Shareholder on a Fully Diluted Basis unless otherwise indicated in this Agreement;

(vii)	reference to the word “include” shall be construed without limitation;

(viii)	the Recitals and Schedules annexed hereto shall constitute an integral part of this Agreement;

(ix)	time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of the essence;

(x)	words and expressions used under this Agreement, but not specifically defined in Clause 1.1 shall have the same meaning as assigned to them in the specific clause/ sub clause/ paragraph;

(xi)	capitalised words and expressions used herein, but not defined shall have the same meaning assigned to them in the Act in so far as the context so admits;

(xii)	reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof.

2.	CAPITAL STRUCTURE OF THE COMPANY

The authorised share capital of the Company as on the Effective Date is INR 275,00,00,000 (Rupees Two Hundred and Seventy Five Crores only) divided into (a) 21,50,00,000 (Twenty One Crores Fifty Lakhs) Equity Shares; and (b) 6,00,00,000 (Six Crores) CCPS; and the paid-up share capital of the Company as on the Effective Date is INR 235,81,89,450 (Rupees Two Hundred and Thirty Five Crores Eighty One Lakhs Eighty Nine Thousand Four Hundred and Fifty only) comprising 18,57,34,979 (Eighteen Crores Fifty Seven Lakhs Thirty Four Thousand Nine Hundred and Seventy Nine) Equity Shares and 5,00,83,966 (Five Crores Eighty Three Thousand Nine Hundred and Sixty Six) CCPS. The shareholding pattern of the Company as on the Effective Date is set out in Part A of SCHEDULE 4.

3.	SUBSCRIPTION

3.1	Subject to and in accordance with the terms and conditions of this Agreement, including fulfilment of the Conditions Precedent, the Company hereby, agrees to issue and allot the Subscription Shares, to the Investor, free from all Encumbrances and together with all rights, title and interests now and hereafter attaching thereto, upon receipt of the Investment Amount on the Closing Date, and the Investor, relying upon the Representations and Warranties and the indemnities provided by the Company and the Promoters, hereby agrees to subscribe to the Subscription Shares.

3.2	The Investor shall remit the Investment Amount to the Bank Account on the Closing Date, subject to the terms and conditions of this Agreement. The payment of the Investment Amount in accordance with Clause 3.1 above to the Company in its Bank Account shall constitute full, final and complete discharge of the obligation of the Investor with respect to payment of the Investment Amount for the Subscription Shares.

3.3	The Promoters and the Company shall ensure that the existing Shareholders waive any right of pre-emption or other rights conferred upon them under the Articles or any other document for the purpose of issuance and allotment of the Subscription Shares to the Investor, prior to Closing.

3.4	The Company and the Promoters shall ensure that the Investment Amount is used to fuel the growth of the Company in accordance with the Business Plan, principally to fund acquisitions and for the repayment of existing debt of the Company availed from Edelweiss up to an amount of USD 22.5 million.

3.5	The shareholding pattern of the Company immediately following the Closing Date shall be as set out in Part B of SCHEDULE 4.

3A.	FURTHER COVENANT

The Company and the Promoters agree and acknowledge that the Investor shall  (a) be the sole distributor of Smaaash games in South America and North America; (b) be the master franchise for Smaaash centres in South America and North America; (c) assist in facilitating the consolidation of the active entertainment industry in the United States of America thereby ensuring that Smaaash centres transition over a period of time from traditional and active entertainment tools into more aspirational sports games and virtual/ augmented reality game tools.

4.	CONDITIONS PRECEDENT

4.1	The Parties agree that the obligation of the Investor to proceed to Closing is conditional upon fulfilment of each of the following conditions (“Conditions Precedent”) set out below to the satisfaction of the Investor, unless specifically waived, in whole or in part, in writing by the Investor:

(a)	the Company shall have ensured the finalization and execution of the Shareholders’ Agreement, and any other Transaction Documents;

(b)	no administrative, investigatory, judicial or arbitration proceedings shall have been brought by any Person seeking to enjoin or seek damages from any party in connection with the allotment or issuance of the Subscription Shares, and there being no order, injunction, or other action issued, pending or threatened (in writing), which involves a challenge or seeks to or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under this Agreement;

(c)	the Company and Promoters having confirmed that, as on the date of CP Fulfilment Certificate, no Material Adverse Effect has occurred, and that there shall not have been, on or prior to the Closing Date, any event(s) or condition(s) of any character that constitute a Material Adverse Effect;

(d)	the Company and the Promoters shall have obtained all authorisations, approvals, permits, consents and waivers, necessary or appropriate, for (i) execution of the Transaction Documents (including but not limited to consents required from Shareholders or any third party), (ii) consummation of the transactions contemplated by the Transaction Documents, including issue of the Subscription Shares to the Investor; (iii) appointment of an authorized Person to execute the Transaction Documents on behalf of the Company; and the Company shall have provided the Investor with satisfactory evidence of such authorisations, approvals, permits, consents and waivers;

(e)	the Company, the Promoters and the Investor having agreed on the form of the Board and Shareholders’ resolutions, the Restated Articles and any other documents necessary for giving effect to the provisions of this Agreement;

(f)	the Company and the Promoters shall have obtained, in writing, the consent of all the Shareholders of the Company and such other Persons whose consents may be required, to the form of Restated Articles, under Contract or the Act;

(g)	the Company shall and the Promoters shall have caused the Company, to undertake all corporate actions with respect to the adoption of the Restated Articles, including but not limited to, obtaining the requisite approvals from the Board and the Shareholders and making necessary filings with the Registrar of Companies, which Restated Articles shall be effective from the Closing Date;

(h)	the Company shall have presented a draft of duly filled up Form FC-GPR (for reporting the allotment of the Subscription Shares to the Reserve Bank of India) to the Investor for confirmation and satisfaction;

(i)	the Company and the Promoters shall have procured a valuation report from a registered valuer in respect of the price of the Subscription Shares under applicable foreign exchange laws of India, to the satisfaction of the Investor;

(j)	the Company and the Promoters shall have provided a copy of the Accounts to the Investor;

(k)	the Company shall and the Promoters shall have caused the Company to provide complete financial projections, including balance sheet, income statement and cash flows, for next 3 years (i.e. year ended March 31, 2018, 2019 and 2020), with and without infusion of capital, to the Investor; and

(l)	the Representations and Warranties set forth in this Agreement, being true, complete and correct as on the date of execution of this Agreement and remaining true, complete and correct as on the Closing Date.

4.2	Fulfilment of Conditions Precedent

The Company and the Promoters jointly and severally undertake to use best endeavours to fulfil the Conditions Precedent as set out in Clause 4.1 (Conditions Precedent to Closing) above as soon as possible and no later than the Long Stop Date. If the Company or the Promoters become aware of any event or circumstance that may prevent any of the Conditions Precedent from being satisfied, then the Company and the Promoters shall forthwith nofity the Investor of the same in writing. On fulfilment of the Conditions Precedent, the Company and the Promoters shall deliver to the Investor an original, duly executed certificate, in the form set out in SCHEDULE 5 to this Agreement (“CP Fulfilment Certificate”), certifying that the Conditions Precedent set out in Clause 4.1 (Conditions Precedent to Closing) above have been fully satisfied in all respects, together with certified copies of all the requisite documents and instruments evidencing the fulfilment of the same.

5.	PRE-CLOSING, CLOSING AND POST CLOSING COVENANTS

5.1	Conduct prior to Closing

During the period between the Effective Date and the Closing Date, the Company shall continue to conduct the Business of the Company in its ordinary course consistent with past practices, and shall not (other than to the extent required under Clause 4.1 (Conditions Precedent to Closing)), without the prior written consent of the Investor (which consent shall not be unreasonably withheld):

(a)	issue or permit to be subscribed any Securities convertible or capable of being converted into Equity Shares at a later date; or

(b)	alter the share capital of the Company in any manner including by way of buy-back of any Securities; or

(c)	change the face value of or rights attached to any of the Securities; or

(d)	take any action that has the effect of re-organisation, consolidation, merger, demerger of the Company or sale of all or substantially all of the Assets; or

(e)	sell, transfer or in any other manner Encumber any of the material Assets; or

(f)	make or declare any dividend or other distribution or effect any direct or indirect redemption of any share capital dividend which renders its financial position less favourable than as at the Effective Date; or

(g)	enter into any commitment or transaction of value over INR 50,00,000 (Rupees Fifty Lakhs only) or do anything which results in any material breach of this Agreement or which may prejudice the transactions contemplated under this Agreement; or

(h)	dissolve, wind-up or liquidate the Company, whether or not voluntary, or permit any restructuring of the Company; or

(i)	compromise or settle any legal proceedings of value over INR 5,00,000 (Rupees Five Lakhs only); or

(j)	avail any loans or other facilities of value over INR 50,00,00,000 (Rupees Fifty Crores only) from any bank, financial institutions or any other Person; or

(k)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity of value over INR 10,00,000 (Rupees Ten Lakhs only); or

(l)	make any change in the terms and conditions of employment (including making or announcing any proposal to make, any change or addition to any benefit to) of any of its Promoters, Directors and Key Employees or employ or terminate the employment of such Persons or appoint or settle the terms of appointment of any Key Employees; or

(m)	amend the accounting policies or tax policies or practices previously adopted or change the Financial Year of the Company; or

(n)	make any alteration or amendment to the constitutional documents of the Company; or

(o)	make adjustments or modifications to terms of transactions or entering into transactions involving (i) the interest of any Director or Shareholder of the Company and/or (ii) the Promoters and/or the Affiliates of the Company; or

(p)	do or permit anything which would constitute a breach of any of the Representations and Warranties or any covenant under this Agreement.

Where the consent of the Investor is required for any manner set out in Clause 5.1(b) and Clause 5.1(j), the Investor shall provide a response within 7 (seven) Business Days from the date of receipt of the notice from the Company seeking such consent.

5.2	Closing

The delivery of the CP Fulfilment Certificate shall take place in no event later than 30 (thirty) days from the Effective Date, or such other extended date as may be acceptable to the Investor (“Long Stop Date”). Upon delivery of the CP Fulfilment Certificate and on reasonable satisfaction of the Investor of fulfillment of the Conditions Precedent as per Clause 4.1 (Conditions Precedent) above, Closing shall take place at a place and time as may be mutually agreed upon by the Parties within 7 (seven) days of receipt of the CP Fulfilment Certificate or such other date as may be agreed between the Company and the Investor (“Closing Date”). At Closing, the Parties shall do the following simultaneously:

(a)	The Company and the Promoters shall deliver to the Investor, a certificate as of the Closing Date to the effect that:

(i)	the Representations and Warranties are true and correct in all respects as on the Closing Date;

(ii)	there has been no default by the Company and the Promoters of any Transaction Documents and no Material Adverse Effect has taken place since the date of the CP Fulfilment Certificate until the Closing Date; and

(iii)	the Company has conducted the Business in the ordinary course of business from the Execution Date until the Closing Date and in compliance with Clause 5.1 above.

(b)	The Investor shall remit the Investment Amount to the Bank Account through normal banking channels.

(c)	The Company shall (and the Promoters shall procure that the Company shall), convene a meeting of the Board where the following businesses will be transacted:

(i)	approval of the allotment of the Subscription Shares by the Company in favour of the Investor in terms of this Agreement;

(ii)	approval for issuance of share certificates in respect of the Subscription Shares to the Investor, if the Subscription Shares are proposed to be issued in physical form or take requisite actions for issuance of the Subscription Shares to the Investor in dematerialized form;

(iii)	entering the name of the Investor as the registered holder of the Subscription Shares in the statutory records of the Company;

(iv)	approval to sign and file the necessary forms for the issue and allotment of the Subscription Shares and appointment of Directors with the concerned Registrar of Companies, together with other necessary documents;

(v)	approve the appointment of 2 (two) persons nominated by the Investor, as Directors on the Board of the Company, subject to the approval of the Shareholders; and

(vi)	issue a notice to convene, at shorter notice, an extraordinary general meeting of the Shareholders of the Company on the Closing Date.

(d)	On the Closing Date, the Company shall, in a meeting of its Shareholders, appoint the Directors nominated under Clause 5.2(c)(v) to the Board.

(e)	The Company shall file Form PAS - 3 with the relevant Registrar of Companies with respect to the allotment of the Subscription Shares.

(f)	Mr. Shripal Morakhia shall be appointed as a director on the board of the Investor with effect from the Closing Date.

(g)	Immediately after completion of the actions specified in the preceding Clauses, the Company shall deliver to the Investor, the original duly stamped share certificates in respect of the Subscription Shares, if the Subscription Shares are issued in physical form. The Company shall further deliver to the Investor, the certified true copy of the resolutions of the Board and Shareholders for all the businesses transacted in accordance with Clause 5.2 (Closing), certified true copies of the Restated Articles and updated statutory registers of the Company.

(h)	The Parties to this Agreement agree to take all measures which may be required so as to ensure that all the events contemplated under this Clause are initiated and completed on the Closing Date.

5.3	Consummation of transactions at the Closing

(a)	All transactions contemplated by this Agreement to be consummated at Closing shall be deemed to occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated. If the Closing (as contemplated under this Agreement) does not take place on or before the Long Stop Date due to failure by the Company or any of the Promoters to comply with any of their obligations under this Agreement (including but not limited to the fulfilment of the Conditions Precedent), the Investor may by notice in writing to the Company, at its sole discretion, either extend the Long Stop Date by such number of days as may be decided by the Investor or terminate this Agreement.

(b)	If any of the provisions in Clause 5.2 (Closing) of this Agreement are not complied with, then, unless otherwise agreed by the Investor in writing, the Company shall and the Promoters shall procure that the Company shall, immediately repay the Investment Amount (if already paid by the Investor) to the Investor in accordance with Applicable Law, and thereafter this Agreement shall terminate and cease to have effect but without prejudice to any rights and liabilities accrued or incurred upto the date of such termination.

5.4	Conditions Subsequent to Closing

(a)	The Company shall and the Promoters shall procure that the Company shall, within 30 (thirty) days, to the satisfaction of the Investor, from the Closing Date:

(i)	file Form DIR – 12 with the relevant Registrar of Companies with respect to the appointment of Directors by the Investor;

(ii)	file Advance Reporting Form along with the supporting documents to the Reserve Bank of India on the e-Biz platform with regard to the Investment Amount;

(iii)	file Form FC-GPR along with the supporting documents to the Reserve Bank of India on the e-Biz platform with regard to the Subscription Shares.

(b)	The Company and the Promoters shall deliver original or certified copies, as the case may be, of the forms, reports and documents to the Investor within the aforesaid period of 30 (thirty) days. The Company and the Promoters shall ensure that all forms, reports and documents to be filed and/or delivered under this Clause are in the prescribed format, accurately completed and accompanied by all the required documents.

(c)	Within 30 (thirty) days from the Closing Date, the Company, the Promoters and the Investor shall agree on the Business Plan to be adopted by the Company, with such approvals as may be required under the Shareholders’ Agreement and the Restated Articles.

(d)	The Company shall and the Promoters shall cause the Company to appoint key experienced executives, as recommended by the Investor, within such timelines as may be notified by the Investor, subject to the decision of the Board.

(e)	The Company shall and the Promoters shall cause the Company to appoint such number of independent Directors as may be agreed, in accordance with the Shareholders’ Agreement within 30 (thirty) days from the Closing Date or such other period as may be agreed between the Investor and the Promoters.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Company and Promoters

6.1.1.	The Promoters and the Company hereby jointly and severally represent, warrant, assure, declare and confirm what has been stated and/or contained in SCHEDULE 3 hereto are true and accurate except as set forth in the Disclosure Schedule attached as SCHEDULE 6 to this Agreement or the Updated Disclosure Schedule, as the case may be, which exceptions shall be deemed to be part of the relevant Repesentations and Warranties against which such disclosure is made, subject to Clause 7.11. The Promoters and the Company acknowledge that the Investor is entering into this Agreement in consideration of and reliance on the Representations and Warranties, and covenants of the Promoters and the Company and the indemnities provided by the Promoters under this Agreement.

6.1.2.	All the Representations and Warranties contained herein shall be deemed to have been relied upon by the Investor, notwithstanding any investigation, due diligence or inspection made by or on behalf of the Investor or prior knowledge of the Investor and shall not be affected in any respect by any such investigation, due diligence or inspection.

6.1.3.	Each of these Representations and Warranties shall be deemed to have been repeated by the Company and each of the Promoters, as being true as on the Effective Date and as on the Closing Date.

6.1.4.	Each of the Representations and Warranties shall be construed as a separate representation, warranty, covenant or undertaking (as the case may be) and shall not be limited by the terms of any of the other Representations or Warranties or by any other term of this Agreement.

6.1.5.	All information relating to the Business which is known or would on reasonable enquiry be known to the Promoters and/or the Company and which may be material to an investor in the Company has been disclosed in writing to the Investor. It shall not be a defense to any claim against the Promoters and/or the Company that the Investor ought to have known or had knowledge of any information relating to the circumstances giving rise to such claim. The Promoters and the Company are aware of and acknowledge that the Investor has entered into this Agreement and has agreed to subscribe to the Subscription Shares by relying on the Representations and Warranties and covenants contained herein and/or otherwise made to the Investor, subject to the Disclosure Schedule or the Updated Disclosure Schedule, as the case may be, subject to Clause 7.11.

6.1.6.	The Promoters and the Company shall be entitled to deliver to the Investor, an updated disclosure schedule at least 3 (three) days prior to the Closing Date, provided that such update shall only disclose matters that have first occurred on or after the Effective Date (“Updated Disclosure Schedule”). If the Updated Disclosure Schedule is acceptable to the Investor, the Investor shall proceed with Closing in the manner set out in this Agreement. Notwithstanding anything contained in this Agreement, if the Updated Disclosure Schedule is not acceptable to the Investor, the Investor shall be entitled to terminate this Agreement forthwith.

6.1.7.	Limitation on Warranties. The Investor shall not be entitled to make a Claim under Clause 7 below for a breach of Representations and Warranties, unless such Claim has been made by the Investor to the Company on or before the expiry of the relevant Claim Period. For the purposes of this Clause 6.1.7, “Claim Period” shall mean:

(a)	Claims for indemnity for a breach of any Fundamental Warranty (notwithstanding anything contained in this Agreement, Disclosure Schedule and the Updated Disclosure Schedule) shall be valid and effective in perpetuity;

(b)	the period commencing on and from the Effective Date and ending upon expiry of 7 (seven) years from the end of the financial year in which the Closing occurs, for Claims for indemnity for a breach of a warranties set out in Paragraph 3 of SCHEDULE 3 of this Agreement;

(c)	the period commencing on and from the Effective Date and ending upon expiry of 18 (eighteen) months from the Closing Date for Claims for a breach of any Representation and Warranty, other than Fundamental Warranties and the Representations and Warranties set out in Paragraph 3 of SCHEDULE 3 of this Agreement.

The provisions of this Clause 6.1.7 shall not be applicable to any other Claims that may be made by the Investor pursuant to Clause 7 of this Agreement, including Claims arising out of any fraud by, or wilful misconduct of the Company, and any such Claims may be made by the Investor at any time following the Closing Date.

6.2	Investor

6.2.1.	The Investor represents and warrants to the Promoters and the Company on the Effective Date and the Closing Date that:

(a)	The Investor is a duly registered company and has the power and capacity to execute and deliver this Agreement and to consummate the transactions under this Agreement and all approvals required by it for executing this Agreement and entering into and consummation of the transactions contemplated herein have been obtained.

(b)	The execution of this Agreement and entering into and consummation of transactions under this Agreement has been duly authorised and approved by the Investor’s board / other appropriate authority and does not require any further authorisation or consent of any other Person and upon execution and delivery by it, will be a legal, valid and binding obligation of the Investor, enforceable in accordance with its terms.

(c)	The execution and delivery of this Agreement by the Investor, the transactions contemplated in this Agreement do not contravene the provisions of Applicable Law or contravene provisions of and/or constitute a default under its formation/constitutional documents, or any Contract to which the Investor is a party or which are applicable to it.

6.2.2.	The Investor undertakes to promptly notify the Promoter and Company in writing if it becomes aware of any fact, matter or circumstance which would cause any of the aforesaid representations and warranties to become untrue or inaccurate in any material respect.

7.	INDEMNIFICATION

7.1	Without prejudice to any other right available to the Investor under law or equity, the Promoters (“Indemnifying Parties”) hereby, jointly and severally, agree to indemnify and shall keep indemnified, save, defend and hold harmless the Investor, its Affiliates and its directors, employees, agents, representatives, successors and assigns (“Indemnified Parties”) from and against any and all direct (and not remote) losses, costs, claims, damages and expenses (including reasonable attorney fees) and interest (“Loss”) incurred or suffered by the foregoing Persons in relation to any and all claims, demands, notices of claims issued by any Person, Actions, causes of actions, suits, litigation or any proceeding (collectively “Claims”) by virtue of:

(a)	any inaccuracy in or misrepresentation or breach of any of the Representations and Warranties (except as disclosed in the Disclosure Schedule or the Updated Disclosure Schedule, as the case may be), provided where such breach is capable of being remedied, the Indemnified Parties shall be entitled to make a Claim only if the Indemnifying Parties fail to cure such breach within 30 (thirty) days of the Indemnified Party notifying the Indemnifying Parties of such breach;

(b)	notwithstanding anything contained in this Agreement or the Disclosure Schedule and/or the Updated Disclosure Schedule, failure to obtain the licenses / registrations set out in Part B of Annexure I of the Disclosure Schedule;

(c)	any fraudulent conduct, gross negligence, wilful misconduct or intentional concealment of information, of or by the Promoters or the Company;

(d)	any breach of or default by any of the Promoters and/or the Company of any covenants or undertakings of the Promoters and/or the Company or any other provision contained in the Transaction Documents; or

(e)	any and all Actions, causes of Action and suits arising out of, relating to or in connection with the operation of the Company, pursuant to which the Investor is named a party.

7.2	Any compensation or indemnity as referred to above shall be such, so as to place the Investor or, at the election of the Investor, the Company, in the same position as it would have been in, had there not been any breach or inaccuracy, and as if the provisions of Clause 7.1 of this Agreement under which the Investor or, at the election of the Investor, the Company is to be indemnified, have not been triggered.

7.3	Process for claims

(a)	If any Claim comes to the notice of any Indemnified Party or if any Indemnified Party is notified of any Claim by reason of or in consequence of which any of the Indemnifying Parties may be liable, then the Indemnified Party shall promptly notify the Indemnifying Parties and in any case, within 10 (ten) days of being notified of any Claim, setting out, with particulars, the details of the Claim and provide copies of all related notices and communications with the relevant Governmental Authority or third party (to the extent practicable) to the Indemnifying Parties (“Claim Notice”). It is hereby clarified that failure or omission to notify the Indemnifying Parties within 10 (ten) days of the Indemnified Party being notified of any Claim shall not discharge the Indemnifying Parties in respect of such Claim, except to the extent such failure shall have actually prejudiced the Indemnifying Party (and in that case only to such extent).

(b)	Pursuant to receipt of the Claim Notice, the Indemnifying Parties shall have the right, upon written notice thereof to the Indemnified Person, assume control of the defence of such Claim, at their own cost and expense, and cost, compromise or settle any such Claim through competent legal counsel/professionals of their choice. The Indemnifying Parties shall be required to exercise this right by taking control of the defence of such Claim within (i) 10 (ten) days from the date of receipt of the Claim Notice, by way of notification in writing to the Indemnified Party, or (ii) no later than 5 (five) days prior to the expiry of the time period prescribed under Applicable Law in this regard, whichever is earlier. The Indemnified Parties agrees to cooperate fully with the Indemnifying Party in connection with the defence, negotiation or settlement of the Claim including providing all necessary documents and information in a timely manner.

(c)	If the Indemnifying Parties fail to take control of the defence or proceedings in relation to a Claim in the manner set out above, the Indemnified Parties shall be entitled to assume control of the defence of such Claim at the cost of the Indemnifying Parties.

(d)	It is hereby agreed between the Parties that the obligation of the Indemnifying Parties to indemnify the Indemnified Parties shall arise immediately upon occurrence of any of the following: (a) the Promoters not choosing to defend the Claim or Promoters fail to assume defence within the stipulated timelines or fail to respond to the Claim Notice; or (b) having preferred to defend the Claim, the Promoters are in receipt of an order from a court or statutory/ regulatory authority (as the case may be), requiring payment of whole or part of Claim from which no appeal/review can be preferred or the Promoters choose not to prefer an appeal/review. Provided however that if during the process of defence of the Claim, if the Indemnified Parties are required to incur any costs/expenses (including but not limited to pursuant to a notice from any Governmental Authority or interim order passed by a court of law requiring the payment of whole or in part of the Claim), the Indemnifying Parties shall immediately upon receipt of a notice from the Indemnified Party in this regard, remit the said amounts to the Indemnfied Party.

7.4	Subject to Clause 7.5, the total aggregate liability of the Promoters in respect of all Claims made by an Indemnified Person pursuant to Clause 7.1 shall not exceed the Investment Amount.

7.5	The provisions of Clause 7.4 shall not apply to any Claims pursuant to fraud, willful misconduct, breach of Fundamental Warranties (notwithstanding anything contained in the Disclosure Schedule or the Updated Disclosure Schedule) and Claims pursuant to Clause 7.1(b).

7.6	Notwithstanding the liability of the Indemnifying Parties under this Clause 7, each of the Indemnifying Parties agree and undertake that they shall not have any right for any reason to seek contribution or reimbursement from, or make any claim against or claim restitution against the Company in respect of any indemnification payments to be made by such Indemnifying Party under this Clause 7. The Company shall not have any obligation to reimburse any of the Indemnifying Parties for any such amounts.

7.7	The Indemnified Parties shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, Loss, cost, shortfall, damage, deficiency, breach or other set of circumstances. Any Indemnified Parties having recovered completely the damages from the Indemnifying Parties or otherwise in respect of a particular Claim, shall not be entitled to claim the same damages from the other parties.

7.8	The Indemnified Parties shall make commercially reasonable efforts to avoid or mitigate any Loss which it may suffer in consequence of any breach by the Indemnifying Parties of the Representation and Warranties covered in Clause 6.1 and SCHEDULE 3 or the Promoters’ and Company’s obligations under this Agreement.

7.9	The Indemnified Parties shall not be able to claim for any punitive, special, indirect, incidental or consequential Loss or damages.

7.10	The amount of Losses that can be claimed under this Clause 7 will be determined net of any amounts recovered, if any, by the Indemnified Person under insurance policies with respect to such Losses. It is clarified that the provisions of this Clause 7.10 will apply only if the Indemnifed Party has recovered such amounts at the time when the payment is due from the Indemnifying Parties in accordance with Clause 7.3 of this Agreement.

7.11	It is hereby clarified that nothing in this Agreement or the Disclosure Schedule or the Updated Disclosure Schedule shall affect the ability of the Investor to make a Claim for breach of any Fundamental Warranty.

8.	EFFECTIVE DATE AND TERMINATION

8.1	Effective Date

This Agreement shall come into effect on the date hereof and shall remain valid unless it is terminated pursuant to the Clause  8.2 (Termination) below.

8.2	Termination

(a)	Mutual termination and Automatic termination

The Parties may discuss and mutually terminate this Agreement at any time prior to Closing by expressing the same in writing.

(b)	Termination prior to Closing

Without prejudice to any other rights that the Investor has under this Agreement, the Investor, shall have the right, but not the obligation, to terminate this Agreement (to the extent of its rights and obligations) with immediate effect (without prejudice to any rights and obligations accrued or incurred prior to such termination and subject to the survival of certain clauses of this Agreement as set out herein) if:

(i)	any of the Conditions Precedent set out in Clause 4.1 (Conditions Precedent to Closing) of this Agreement have not been fulfilled, to the satisfaction of the Investor, by the Promoters and/or the Company by the Long Stop Date; or

(ii)	there is a breach by the Promoters and/or the Company of any of the covenants of this Agreement or the Shareholders’ Agreement, and/or the Representations and Warranties; or

(iii)	the Updated Disclosure Schedule is not acceptable to the Investor; or

(iv)	there occurs any event that has a Material Adverse Effect.

8.3	Consequences of Termination

On the termination of this Agreement in accordance with Clause 8.2 above, all rights and obligations of the Parties shall terminate forthwith, save for the rights that are already accrued and the rights and obligations of the Parties under Clause 7 (Indemnification), Clause 8 (Effective Date and Termination), Clause 9 (Confidentiality), Clause 10 (Notices), Clause 11 (Governing Law) and Clause 12 (Arbitration) of this Agreement and all such provisions of this Agreement that expressly or by their nature survive termination.

9.	CONFIDENTIALITY

9.1	Except as provided in Clause 9.4 of this Agreement, each of the Promoters and the Company jointly and severally undertake that they shall treat as confidential the provisions of the Transaction Documents and all information it has received or obtained in relation to the Investor.

9.2	Except as provided in Clause 9.4 below, the Investor undertakes that it shall treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to each of the Promoters and the Company.

9.3	Notwithstanding the foregoing, the obligation of confidentiality of the Company, Promoters and the Investor shall not apply to any disclosure (i) of information that is in or enters the public domain; or (ii) of information that was in the possession of such Party prior to disclosure under the Transaction Documents, as evidenced in writing, except to the extent that such information was unlawfully appropriated; or (iii) of information that was obtained independently, without violating any Applicable Law, wherein such information was not received subject to any confidentiality obligation; or (iv) of information which has been independently developed as a result of the efforts of such Party.

9.4	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent:

(a)	required by Applicable Law, regulatory or Governmental Authority;

(b)	disclosed to its Affiliates, investment committees, board of directors, officers, employees, legal counsels, accounting consultants, potential co-investors, transferee of Shares or Assets of the Company and other professional advisers on a need-to-know basis for fund and/or inter-fund reporting purposes (provided that such persons are required to treat such information as confidential and shall be subject to the same confidentiality obligations under this Agreement); or

(c)	it comes into the public domain other than as a result of a breach by a Party of this Clause 9,

provided that written notice (wherever reasonably possible) of any prospective disclosure of confidential information pursuant to this Clause 9 shall be given to the non-disclosing Parties, and the disclosing Party shall assist the non-disclosing Parties in obtaining an exemption or protective order preventing such disclosure.

9.5	The confidentiality restrictions in this Clause 9 shall continue to apply after the termination of this Agreement pursuant to Clause 8 (Effective Date and Termination) of this Agreement without limit in time.

10.	NOTICES

10.1	Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be given by email (provided that it is supplemented by a registered mail/internationally recognised courier service within 2 (two) days), addressed/sent to the intended recipient at its address / number set forth below, or to such other address number as any Party may from time to time duly notify to the others:

If to the Investor:

Attention	:	Directors
Address	:	1345 Avenue of the Americas, 11th Floor New York, NY 10105 USA
Email	:	sk@i-amcapital.com

If to the Company:

Attention	:	Mr. Vishwanath Kotian
Address	:	2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra
Email	:	vishwanath.kotian@smaaash.in

If to AHA Holdings Pvt. Ltd.

Attention	:	Mr. Santosh Apraj
Address	:	2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra
Email	:	santoshapraj@ahaholdings.co.in

If to Mr. Shripal Morakhia

Address	:	2nd Floor, Trade View Building, Oasis Complex, PB Marg, Lower Parel, Mumbai – 400013, Maharashtra
Email	:	shripal@smaaash.in

10.2	All notices shall be deemed to have been validly given on (a) the expiry of 7 (seven) days after posting if sent by registered mail, or (b) the date of receipt, if sent by courier, or (c) the date of receipt, if sent by email.

10.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Parties, not less than 10 (ten) days prior written notice in the same manner provided for in this Clause.

11.	GOVERNING LAW

This Agreement shall be governed and interpreted by, and construed in accordance with the laws of India, without regard to conflict of law principles. Subject to the provisions of Clause 12  (Arbitration) hereof, the courts of New Delhi shall have jurisdiction in respect of all matters relating to or arising out of this Agreement.

12.	ARBITRATION

12.1	If any controversies, conflicts, disputes and/or differences (“Dispute”) arises between the disputing Parties hereto during the subsistence of this Agreement or thereafter, the disputing Parties shall endeavour to settle such Dispute amicably and attempt to reach a resolution of the matter.

12.2	If amicable settlement is not arrived at as above, within 30 (thirty) days of the date of Dispute, the Dispute shall be exclusively and finally resolved and settled by arbitration and the disputing Party may issue a notice of Dispute (“Notice of Dispute”) to the other disputing Parties.

12.3	Within 30 (thirty) days of the issue of a Notice of Dispute, the disputing Parties shall mutually agree on the appointment of a sole arbitrator. If such mutual agreement is not arrived at within the aforesaid 30 (thirty) days’ period, the disputing Parties shall refer the appointment of the sole arbitrator to Singapore International Arbitration Centre (“SIAC”).

12.4	All pertinent evidence on the subject matter in Dispute shall be made available to the arbitrator appointed as above and each Party shall have the right to present both orally and in writing its arguments and views on the Dispute. The arbitrator shall also decide on the costs of the arbitration proceedings. The decision of the arbitrator shall be rendered in writing and shall be binding upon the Parties. The costs, charges and expenses of the arbitration shall be at the discretion of the arbitrator. Such arbitration shall be governed by the SIAC Arbitration Rules (in force at such time when the Dispute is referred to arbitration), which rules are deemed to be incorporated by reference in this Clause. The seat of arbitration shall be Singapore and the arbitration proceedings shall be conducted in English language.

12.5	The award rendered by the arbitrator shall be final and binding on all Parties hereto and judgment thereon may be entered in any court of competent jurisdiction.

12.6	The Parties hereto agree that their consent for resolution of Disputes through arbitration shall not preclude or restrain either of them from seeking suitable injunctive relief in appropriate circumstances from the competent courts.

13.	MISCELLANOUS

13.1	Costs

The Company shall bear all stamp duty payable in connection with this Agreement, the Transaction Documents and the subscription of the Subscription Shares. Subject to Closing, all costs related to the transactions contemplated under the Transaction Documents, including appointment of legal and financial advisors, preparation of the Transaction Documents shall be borne by the Company at actuals.

13.2	Independent Contractors

The Parties are independent contractors. None of the Parties shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Parties except as specifically provided by this Agreement. Nothing in this Agreement shall be interpreted or construed to create an association or partnership between the Parties, deem them to be persons acting in concert or to impose any liability attributable to such relationship upon any of the Parties nor, unless expressly provided otherwise, to constitute any Party as the agent of any of the other Parties for any purpose.

13.3	Assignment

Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto whose rights or obligations hereunder are affected by such amendments. No Party hereto (except the Investor) shall assign or transfer its rights and liabilities hereunder to any Person without the prior written consent of the Investor. The Investor shall be entitled to assign or transfer its rights and obligations under this Agreement to any of its Affiliates (including the right to subscribe to the Subscription Shares), without requiring prior consent of any other Party.

13.4	Modification

Any or all provisions of this Agreement may be amended, restated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Investor. Any such amendment, waiver or restatement shall be binding on all Parties to this Agreement.

13.5	Entire Agreement

This Agreement, supercedes all prior discussions and agreements (whether oral or written, including all correspondence) if any, between the Parties with respect to the subject matter of this Agreement, and this Agreement (together with the Schedules and any amendments or modifications thereof read with the other Transaction Documents) contain the sole and entire Agreement between the Parties hereto with respect to the subject matter hereof.

13.6	Invalidity and Severability

Any provision of this Agreement, which is invalid or unenforceable, shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof. The illegality, unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability, legality or validity of the remaining provisions of this Agreement which shall remain in full force and effect to the maximum extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision.

13.7	Publicity

It is agreed between the Parties hereto that no publicity or dissemination of information in any manner with regard to the transactions contemplated herein shall be made without the prior written consent of the Investor.

13.8	Conflict with the Articles

All the provisions of this Agreement and the Shareholders’ Agreement, to the extent relevant, shall be incorporated into the Articles. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Articles, the Parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Articles so as to eliminate such inconsistency.

13.9	Further Assurances

Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents, documents and assurances without further consideration, which may be required to effect the transactions contemplated by this Agreement.

13.10	Co-operation

The Parties shall use their best efforts to cause the transactions contemplated by this Agreement to be consummated, including without limitation, obtaining, making and causing to become effective all approvals of Governmental Authorities and other Persons as may be necessary or reasonably requested by the Investor and its nominees in order to achieve the objectives of this Agreement.

13.11	Remedies

(a)	The Parties acknowledge and agree that the Investor would suffer irreparable damages in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that the Investor shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement (which do not include claims for monetary damages) and the terms and provisions hereof in addition to any other remedy to which the Investor may be entitled, at law or in equity.

(b)	Except the relief set out in Clause 13.11(a) above and other non-monetary remedies that may be available to the Investor, all monetory Claims by the Investor pursuant to this Agreement, shall be settled in the manner provided in Clause 7 of this Agreement.

13.12	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart. The delivery of signed counterparts by facsimile transmission or electronic mail in “portable document format” (“.pdf”) shall be as effective as signing and delivering the document in person.

13.13	Authorisation

The Persons executing this Agreement on behalf of the respective Parties represent and covenant that they have the authority to sign and execute this document on behalf of the Parties for whom they are signing.

IN WITNESS WHEREOF, the Parties have entered into and executed this SHARE SUBSCRIPTION AGREEMENT as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHARE SUBSCRIPTION AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) MR.SHRIPAL MORAKHIA; (3) AHA HOLDINGS PRIVATE LIMITED; AND (4) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of SMAAASH ENTERTAINMENT PRIVATE LIMITED

/s/ Vishwanath Kohan

Name:	Vishwanath Kohan

Designation:	CFO

IN WITNESS WHEREOF, the Parties have entered into and executed this SHARE SUBSCRIPTION AGREEMENT as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHARE SUBSCRIPTION AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) MR.SHRIPAL MORAKHIA; (3) AHA HOLDINGS PRIVATE LIMITED; AND (4) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered by MR. SHRIPAL MORAKHIA

/s/ SHRIPAL MORAKHIA

Name:	SHRIPAL MORAKHIA

IN WITNESS WHEREOF, the Parties have entered into and executed this SHARE SUBSCRIPTION AGREEMENT as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHARE SUBSCRIPTION AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) MR.SHRIPAL MORAKHIA; (3) AHA HOLDINGS PRIVATE LIMITED; AND (4) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of AHA HOLDINGS PRIVATE LIMITED

/s/ SHRIPAL MORAKHIA

Name:	SHRIPAL MORAKHIA

Designation:	Director

IN WITNESS WHEREOF, the Parties have entered into and executed this SHARE SUBSCRIPTION AGREEMENT as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHARE SUBSCRIPTION AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) MR.SHRIPAL MORAKHIA; (3) AHA HOLDINGS PRIVATE LIMITED; AND (4) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of I-AM CAPITAL ACQUISITION COMPANY

/s/ F. Jacob Cherian

Name:	F. Jacob Cherian

Designation:	CEO

IN WITNESS WHEREOF, the Parties have entered into and executed this SHARE SUBSCRIPTION AGREEMENT as of the day and year first above written.

THIS SIGNATURE PAGE FORMS AN INTEGRAL PART OF THE SHARE SUBSCRIPTION AGREEMENT EXECUTED AMONG (1) I-AM CAPITAL ACQUISITION COMPANY; (2) MR.SHRIPAL MORAKHIA; (3) AHA HOLDINGS PRIVATE LIMITED; AND (4) SMAAASH ENTERTAINMENT PRIVATE LIMITED

Signed and delivered for an on behalf of I-AM CAPITAL ACQUISITION COMPANY

/s/ Suhel Kanuga

Name:	Suhel Kanuga

Designation:	CFO